As filed with the Securities and Exchange Commission on July 1, 2025

Registration No. 333-240146

Registration No. 333-254685

Registration No. 333-263586

Registration No. 333-270733

Registration No. 333-277839

Registration No. 333-285687

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT No. 333-240146

FORM S-8 REGISTRATION STATEMENT No. 333-254685

FORM S-8 REGISTRATION STATEMENT No. 333-263586

FORM S-8 REGISTRATION STATEMENT No. 333-270733

FORM S-8 REGISTRATION STATEMENT No. 333-277839

FORM S-8 REGISTRATION STATEMENT No. 333-285687

UNDER

THE SECURITIES ACT OF 1933

INOZYME PHARMA, INC.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	38-4024528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

321 Summer Street Suite 400 Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2017 Equity Incentive Plan, as amended

2020 Stock Incentive Plan

2020 Employee Stock Purchase Plan

2023 Inducement Stock Incentive Plan

(Full titles of the plans)

G. Eric Davis

President

Inozyme Pharma, Inc.

321 Summer Street

Suite 400

Boston, Massachusetts, 02210

(Name and address of agent for service)

(857) 330-4340

(Telephone number, including area code, of agent for service)

Copies to:

Jamie Leigh, Esq.

Ben Beerle, Esq.

Chadwick Mills, Esq.

Siana Lowrey, Esq.

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Inozyme Pharma, Inc., a Delaware corporation (the “Registrant”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under such Registration Statements:

•

Registration Statement No. 333-240146, registering (i) 2,078,405 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the Inozyme Pharma, Inc. Amended and Restated 2017 Equity Incentive Plan, as amended; (ii) 2,014,380 shares of Common Stock issuable under the Inozyme Pharma, Inc. 2020 Stock Incentive Plan (the “2020 Incentive Plan”) and (iii) 198,539 shares of Common Stock issuable under the Inozyme Pharma, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”), filed with the SEC on July 28, 2020;

•

Registration Statement No. 333-254685, registering an additional (i) 935,398 shares of Common Stock issuable under the 2020 Incentive Plan and (ii) 233,849 shares of Common Stock issuable under the ESPP filed with the SEC on March 25, 2021;

•

Registration Statement No. 333-263586, registering an additional (i) 946,749 shares of Common Stock issuable under the 2020 Incentive Plan and (ii) 236,687 shares of Common Stock issuable under the ESPP, filed with the SEC on March 15, 2022;

•

Registration Statement No. 333-270733, registering (i) an additional 1,615,774 shares of Common Stock issuable under the 2020 Incentive Plan; (ii) an additional 397,079 shares of Common Stock issuable under the ESPP and (iii) 1,000,000 shares of Common Stock issuable under the Inozyme Pharma, Inc. 2023 Inducement Stock Incentive Plan filed with the SEC on March 22, 2023;

•

Registration Statement No. 333-277839, registering an additional (i) 2,470,750 shares of Common Stock issuable under the 2020 Incentive Plan and (ii) 397,079 shares of Common Stock issuable under the ESPP, filed with the SEC on March 12, 2024; and

•

Registration Statement No. 333-285687, registering an additional (i) 2,569,607 shares of Common Stock issuable under the 2020 Incentive Plan and (ii) 397,079 shares of Common Stock issuable under the ESPP, filed with the SEC on March 10, 2025.

On May 16, 2025, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), and Incline Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on July 1, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements but remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Rafael, California, on July 1, 2025.

Inozyme Pharma, Inc.

By:	/s/ G. Eric Davis
Name:	G. Eric Davis
Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.